UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ESTORE OF N.Y., INC.

(Name of small business issuer in its charter)

NEW YORK                                                   [        ]                                                03-0387594

            (State or other Jurisdiction of Incorporation                       (Primary Standard Industrial                                                    (IRS#)

            or Organization)                                                                         Classification Code Number)

1845 CONEY ISLAND AVE.

BROOKLYN, NEW YORK 11230

(718) 787 0314

(Address and telephone number of principal executive offices and principal place of business)

ERIC KHTEEB, DIRECTOR

1845 CONEY ISLAND AVENUE

BROOKLYN, NEW YORK 11230

(866) 787 0314

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Copies to:

Dieterich & Associates

11300 West Olympic Boulevard, Suite 800

Los Angeles, California 90064

(Tel) (310) 312-6888

(Fax) (310) 312-6680

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      Approximate date of proposed sale to the public:  As soon as practicable from time to time after this registration statement becomes effective for a three month period.

     If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [ ]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ] ________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Offering Price Per Share	Proposed Aggregate Offering Price	Amount Of Registration Fee
Common Stock	12,500	$ 2.00(1)	$ 25,000	$ 2.68
Total	12,500	$ 2.00	$ 25,000	$ 2.68

________________________________________________________________________________

Total Registration Fee

1)   Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(e) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1993 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

Information contained herein is subject to completion or amendment.  A registration statement relating to these securities has been filed with the Securities and Exchange Commission.  These securities may not be sold nor may offers to buy be accepted that prior to the time the registration statement becomes effective.  This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sales would be unlawful prior to registration or qualification under the securities laws of any such state.

The 12,500 shares represent the registrant’s common stock being registered for resale that have been sold to the selling share holders named in this registration statement.  These shares were sold in connection with a private placement of 12,500 shares completed by the registrant in November of 2006.  This prospectus relates to the resale of up to 12,500 shares of our common stock, $0.001 par value per share, by certain of our shareholders.  These persons are referred to throughout this prospectus as “selling shareholders”.  We will not receive any proceeds from the sale of these shares by the selling shareholders.

Our common stock does not presently trade on any exchange or electronic medium.  We intend to apply to have our common stock listed on the OTC Bulletin Board once this prospectus is declared effective.  The purchase of the securities offered through this prospectus involves a high degree of risk.  See risk factors.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is November 29 , 2006.

PROSPECTUS

ESTORE OF N.Y., INC.

(A New York Corporation)

1845 Coney Island Avenue

Brooklyn, New York 11230

12,500 Shares

Registration Price:  $2.00 per share

     This prospectus by Estore of N.Y., Inc. (sometimes the “Company”) consists of a registration by current shareholders of up to 12,500 common shares of the Company at a price of $2.00 per share for a period of 3 months from the effective date of this prospectus.

     This registration of up to 12,500 shares is being made by the Company on behalf of the selling shareholders. There is currently no public market for our securities.

THIS OFFERING IS HIGHLY SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK TO THE PUBLIC INVESTORS AND SHARES SHOULD BE PURCHASED IN THE AFTERMARKET (IF ONE DEVELOPS) ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT (SEE RISK FACTORS AND DILUTION).  THE REGISTRATION PRICE HAS BEEN ARBITRARILY DETERMINED BY THE COMPANY BASED UPON WHAT IT BELIEVES PURCHASERS OF SUCH SPECULATIVE ISSUES WOULD BE WILLING TO PAY FOR THE SECURITIES OF THE COMPANY AND BEARS NO RELATIONSHIP WHATSOEVER TO ASSETS, EARNINGS, BOOK VALUE OR ANY OTHER ESTABLISHED CRITERIA OF VALUE.

Registered Shareholders Price

=============================================================================

Registered Shares                         12,500

Per Share                                     $2.00

Total Maximum Of Registration    $25,000

__________________________________________________________________________________

(1)

The shareholders of ESTORE OF N.Y., INC. who purchased 12,500 shares in the Rule 506 private placement are registering their shares and these shares are available for purchase directly to the public. The Company will not receive any proceeds from the registering of the shares of common stock by the stockholders.

(2)

No public market exists in the Company’s securities and there can be no assurance that a public trading market will develop in the Shares of Common Stock. An Investment in the shares is speculative and subject to certain risk factors (See “Risk Factors”).

During the offering period, we are required to update this prospectus to reflect any facts or events arising after the effective date of this Registration Statement filed with the Securities and Exchange Commission that represents a fundamental change in the information set forth in the Registration Statement.

The date of this prospectus is November 29, 2006.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "RISK FACTORS" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms "Estore of N.Y., Inc.", "Estore of New York", “Estore”, "the Company", "we", "us", and "our" refer to Estore of New York, Inc.

Our Corporate History

Initially, our Company was incorporated on February 7, 2002, as a New York “S” corporation.  On September 15, 2006, we reorganized the Company into Estore of N.Y., Inc. as a “C” Corporation. We restated and amended the Certificate of Corporation on September 28, 2006.

We are an ongoing business stage corporation formed to market plasma and HDTV televisions through our website with the registered domain name of www.DrPlasma.com. To date, we have successfully competed in a very competitive industry.

We are currently profitable and we expect to realize profits for the foreseeable future. For the fiscal years ended December 31, 2004 and 2005, we incurred net gains of $21,442 and $23,983 respectively. For the nine months ended September 30, 2006, we had net gain of $79,069. Our principal executive offices are located at 1845 Coney Island Avenue, Brooklyn, New York 11230. Our phone number is (866) 467-5276.

The Registration:

Common Stock of stockholders to be Registered:    12,500

Number of Shares of the Common Stock Outstanding:    15,012,500

In addition to the above, the Company is authorized to issue up to:

Common Stock: 50,000,000 Shares of Common Stock $0.001 par value per share. Stockholders have ratable rights to dividends and all assets distributed to Stockholders upon liquidation and are entitled to one vote per share. There are no preemptive, subscription or conversion rights. (See “Description of Securities.”)

Preferred Stock: 5,000,000 shares of preferred stock, $.001 par value per share.  The board of directors of the Company is granted the power to determine by resolution, from time to time, the power, preferences, rights, qualifications, restrictions or limitations of the preferred stock.

Dilution: The registered Shares will be 12,500 Shares of Common Stock out of 15,012,500 Shares of Common Stock outstanding, or .001% (See “Dilution” and “Capitalization.”)

Use of proceed                    The Company has determined the price of $2.00 per Share. The Company has determined that it bears some relation to the Company's revenues, assets, book value, and other customary investment criteria, including the Company's prior operating history. Among factors considered by the Company in determining the price of shares were estimates of the Company's business potential, the financial resources of the Company, and the amount of equity and control desired to be retained by the present Stockholders. On November 17, 2006 we concluded a private placement of 12,500 shares of our common stock at a price of $2.00 per share or $25,000 in the aggregate.  All of these shares were acquired by the selling shareholders.

SELECTED FINANCIAL DATA

The selected statement of operations data for the two years ended December 31, 2005 and 2004 and the following selected balance sheet data as of September 30, 2006 are derived from our audited financial statements included elsewhere in this prospectus, which were audited by Drakeford & Drakeford, LLC. The financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto appearing elsewhere in the prospectus.

 ESTORE OF N.Y., INC.

STATEMENTS OF OPERATIONS

	For the years ended
	December December 31, 2005 31, 2004

Revenue	$ 29,972,574	$ 23,868,218

Cost of goods sold	25,958,566	21,338,128

Gross profit	4,014,008	2,530,090

Operating Expenses
Salaries and payroll cost	624,265	509,983
Selling, general and administrative	3,346,886	1,963,047
Depreciation	17,179	29,679

Total operating expenses	3,988,330	2,502,709

Net income from operations	25,678	27,381

Other income and expenses
Interest expense	1,695	5,939

Total other expense	1,695	5,939

Net income	$ 23,983	$ 21,442

Net earnings per share from continuing operations:
Basic and diluted	$ 0.00	$ 0.00
Weighted average number of shares outstanding:
Basic and diluted	11,250,000	11,250,000

    The accompanying notes are an integral part of these statements

                                                                                                                F-6

ESTORE OF N.Y., INC.

STATEMENT OF OPERATIONS

For The Nine Months Ended September 30,

Unaudited

	2006	2005

Revenue	$ 20,341,246	$ 21,510,702

Cost of goods sold	17,835,123	19,079,516

Gross profit	2,506,123	2,431,186

Operating Expenses
Salaries and payroll cost	371,152	389,557
Selling, general and administrative	1,998,540	2,009,595
Depreciation	13,929	12,884

Total operating expenses	2,383,621	2,412,036

Net income from operations	122,502	19,150

Other income and expenses
Interest expense	2,701	568

Total other expense	2,701	568

Net income before income tax expense	119,801	18,582

Income tax expense	40,732	0

Net income	$ 79,069	$ 18,582

Net earnings per share from continuing operations:
Basic and diluted	$ .01	$ .00
Weighted average number of shares outstanding:
Basic and diluted	11,250,000	11,250,00

    The accompanying notes are an integral part of these statements.

As of September 30, 2006

Actual As Adjusted

Balance sheet data

Cash and cash equivalents        $  113,949

Working capital deficit              $  545,707

Total assets                              $  696,930

Total liabilities                           $  877,398

Stockholders' deficiency           $  180,468

RISK FACTORS

THE SECURITIES BEING REGISTERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK TO THE INVESTORS AND SHOULD BE PURCHASED (IN THE AFTERMARKET IF ONE DEVELOPS) ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT.  THE PRICE HAS BEEN  DETERMINED ON WHAT WE BELIEVE PURCHASERS OF A SPECULATIVE OFFERING WOULD BE WILLING TO PAY FOR THE SECURITIES AND BEARS RELATIONSHIP WHATSOEVER TO ASSETS, EARNINGS, BOOK VALUE OR ANY OTHER ESTABLISHED CRITERIA OF VALUE. THE SELLING SHAREHOLDERS PURCHASED THEIR SHARES AT $2.00 PER SHARE.

Prior to investing in the shares, and assuming an aftermarket of these shares develops, an investor should consider carefully the following risks and highly speculative factors which may affect our business.  In analyzing this registration, prospective investors should carefully read and consider, among other factors, the following:

RISKS RELATING TO OUR BUSINESS

Although we have a history of profits, this may or may not continue and cause investors to lose their entire investment.  We may require additional working capital to develop our business operations. We cannot give any assurances that we will continue to achieve profitability within the foreseeable future, as we fund operating and capital expenditures, in such areas as sales and marketing and research and development. We cannot assure investors that we will sustain profitability or that our operating costs will not increase in the future. If we incur losses, we may not be able to fund any of our sales, marketing, research and development activities, and we may be forced to cease our operations. If we are forced to cease operations, investors will lose the entire amount of their investment.

Our working capital is limited and we may need to initiate securities offerings in the future in order to operate or expand.  Our ability to continue operations may depend on our ability to borrow funds from the officers of the Company, and unrelated third parties, and the receipt of proceeds from the sale of our products.  If adequate funds are not available, we may not be able to fund our expansion, take advantage of acquisition opportunities, develop or enhance products or services, or respond to competitive pressures. Such inability could have a material adverse effect on our business, results of operations and financial condition.

The loss of Eric Khteeb or Albert Cohen or our inability to attract and retain qualified personnel could significantly disrupt our business.  We are wholly dependent, at present, on the personal efforts and abilities of Eric Khteeb, President and Director, and Albert Cohen, Chief Financial Officer and Director. The loss of services of Mr. Khteeb or Mr. Cohen will disrupt, if not stop, our operations. In addition, our success will depend on our ability to attract and retain highly motivated, well-educated specialists to our staff. Our inability to recruit and retain such individuals may delay implementing and conducting our business on the internet, and or result in high employee turnover, which could have a materially adverse effect on our business or results of operations once commenced. There is no assurance that personnel of the caliber that we require will be available.

We expect to earn profits in the future, yet the value of our shares and our ability to raise additional capital may be negatively affected.   There is no assurance that our operation will continue to be a successful and profitable enterprise. As a result of our operating history, we have neither internal nor industry-based historical financial data for any significant period of time upon which to base planned operating revenues and expenses.  We are also likely to experience significant fluctuations in quarterly operating results caused by many factors, including the rate of growth, usage and acceptance of the Internet, changes in the demand for the our products and services, introductions or enhancements of products and services by us and our competitors, delays in the introduction or enhancement of products and services by us or our competitors, customer order deferrals in anticipation of new products, changes in our pricing policies or those of our competitors and suppliers, changes in the distribution channels through which products are purchased, our ability to anticipate and effectively adapt to developing markets and rapidly changing technologies, our ability to attract, retain and motivate qualified personnel, changes in the mix of products and services sold, changes in the mix of international and North American revenues, changes in foreign currency exchange rates and changes in general economic conditions. We are attempting to expand our channels of supply and distribution. There also may be other factors that significantly affect our quarterly results, which are difficult to predict given our limited operating history, such as seasonality and the timing of receipt and delivery of orders within a fiscal quarter. As a retail business, we expect to operate with little or no backlog. As a result, quarterly sales and operating results depend generally on the volume and timing of orders and the ability of the Company to fulfill orders received within the quarter, all of which are difficult to forecast. Our expense levels are based in part on our expectations as to future orders and sales, which, given our limited operating history, are also extremely difficult to predict. Our expense levels are, to a large extent fixed, and it will be difficult for us to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in demand for our products and services in relation to our expectations would have an immediate adverse impact on our business, results of operations and financial condition, which could be material. Due to all of the foregoing factors, we believe that our quarterly operating results are likely to vary in the future. Therefore, in some future quarter our operating results may fall below the expectations of securities analysts and investors. In such event, the trading price of our Common Stock would likely be materially adversely affected.

We plan to use any revenues received to further develop and advance our business and to increase our sales and marketing. Many of the expenses associated with these activities (for example, costs associated with hiring professional consultants) are relatively fixed in the short-term. We may be unable to adjust spending quickly enough to offset unexpected revenue shortfalls. If so, our operational results will suffer.

We may not be able to successfully manage our business or continue to achieve profitability and it will be difficult for you to evaluate an investment in our stock.   The market for our products sold through the Internet has only recently begun to develop and is rapidly evolving.  Our prospects must be considered in light of the risks, costs and difficulties frequently encountered by companies in their early stage of development, particularly companies in the new and rapidly evolving Internet market.  In order to be successful, we must, among other things, attract, retain and motivate qualified customers to view the Company’s website, successfully implement our Internet marketing  programs,  respond to competitive developments and successfully expand our internal infrastructure, particularly sales, marketing and administrative personnel and its accounting system. There is, therefore, nothing at this time on which to base an assumption that our business will continue to prove successful, and there is no assurance that it will be able to continue to operate profitably.

Our industry is highly competitive and we may not have the resources to compete effectively and be profitable.

 The markets for our products and services are intensely competitive, evolving quickly and subject to technological change. Our competitors sell their products through the internet and or store locations, and they include Price Club, Costco, P.C. Richards & Sons, Bestbuy, Circuit City, Crutchfield.com; Target; TigerDirect.com; Ebay.com. We expect competition to persist, increase and intensify in the future as the markets for our products and services continue to develop and as additional companies enter each of its markets. We are aware of a few major retailers as well as smaller entrepreneurial companies that are focusing significant resources on developing and marketing products and services that will compete with our products and services. Numerous product offerings and services that compete with us can be expected in the near future. Intense price competition may develop in our markets. We face competition in the overall Internet market, as well as in each of the market segments where our products and services compete. We have multiple competitors for each of our products and services. Some of our current and potential competitors in each of its markets have longer operating histories and significantly greater financial, technical and marketing resources, name recognition and developed customer base than us.  We cannot be assured that the market will support the increasing number of competitors and their products and services. It is possible that a smaller number of suppliers or even a single supplier could dominate our markets. There can be no assurance that we will be able to compete effectively with current and future competitors. (See "Competition”.) Our future success depends upon successful sale of our products through electronic market medium, and if we do not successfully continue to achieve significant market acceptance and usage of our products, such failure would materially adversely affect our business. Many of our products and services are for sale through this electronic market medium. Our success will depend largely upon the success of these and future products and services and marketing presentation enhancements. Failure of these products and services or enhancements to achieve significant market acceptance and usage would materially adversely affect our business, results of operations and financial condition. If we are unable to successfully market our products and services, or if such new products and services do not achieve market acceptance, our business, results of operations and financial condition would be materially adversely affected. The market for our products and services is characterized by rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards.  These market characteristics are exacerbated by the emerging nature of the Internet market and the fact that many companies are expected to introduce new products through the Internet in the near future.  Our future success will depend in significant part on our ability to continually and timely introduce new products and services and to continue to improve our products and services in response to both evolving demands of the marketplace and competitive product offerings. As a result, demand and market acceptance for new products or services are subject to a high level of uncertainty, risk and competition. These pressures may force us to incur significant expenditures to remain competitive in these marketplaces, and, if we fail to appropriately address these pressures, our business, financial condition and prospects could be materially adversely affected.

Our limited experience in implementing and conducting internet based commerce may impair our ability to grow and adversely affect our prospects.   Our growth depends to a significant degree upon the development of our Internet/Direct Commerce business. We have limited experience in the businesses comprising our Internet/Direct Commerce business.  In order for our Internet/Direct Commerce business to succeed, we must, among other things:

-- make significant investments in our Internet/Direct Commerce business, including upgrading our technology and adding a significant number of new employees

-- increase our online traffic and sales volume

-- attract and retain a loyal base of frequent visitors to our website

-- expand the products and services we offer over our website

-- respond to competitive developments and maintain http://www.drplasma.com/ and other websites

-- form and maintain relationships with strategic partners and vendors

-- provide quality customer service

-- continue to develop and upgrade our technologies

-- continue to maintain beneficial terms with our vendors

-- continue with beneficial terms with advertisers

We cannot assure that we will continue to be successful in achieving these and other necessary objectives or that our Internet/Direct Commerce business will continue to be profitable. If we are not successful in achieving these objectives, our business, financial condition and prospects would be materially adversely affected.

Our continued profitability depends upon our continued relationships with vendors and suppliers.   We cannot be assured that the current vendors and suppliers of our products for resale will continue to exist. Nor can we be assured that the current terms that we deem beneficial will be retained as such. Our business depends upon the continuation of terms negotiated with our vendors and suppliers. If these terms significantly change, we may be forced to change vendors or lose our profitability. Furthermore, vendors and suppliers are under similar business uncertainties and their potential failures in business may affect us in problems of delivery and such.

Our continued profitability depends upon our continued relationships with advertisers.    Since advertising is a key element in marketing and business of our products, it is imperative that we maintain beneficial terms with our advertisers. We generate our customers through search engines that lead the customer to our website. We currently pay these search engines and advertisers a “cost per click”. If the terms upon our agreements with these vendors significantly change, we may not be able to sustain profitability.

System failure or a major regional or worldwide failure could impair our reputation, damage our brands and adversely affect our products.   If our website systems cannot be expanded to satisfy increased demand or fail to perform, we could experience:

-- Unanticipated disruptions in service;

-- Slower response times;

-- Decreased customer service and customer satisfaction;

– Delays in the shipping of products; and/or

– Regional or worldwide Internet failure

-- Excessive usage by people attempting to see our website could cause line damage

Occurrence of any of the above incidences could impair our reputation, damage our brands and materially and adversely affect our prospects. Our ability to facilitate transactions successfully and provide high quality customer service also depends on the efficient and uninterrupted operation of our computer and communications hardware systems. Our systems and operations also are vulnerable to damage or interruption from human error, natural disasters, power loss, telecommunication failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. Any system failure that causes an interruption in service or decreases the responsiveness of our website service could impair our reputation, damage our brand name and materially adversely affect our prospects. Our success, in particular our ability to successfully receive and fulfill orders and provide high-quality customer service, largely depends on the efficient and uninterrupted operation of its computer and communications hardware systems.  We do not have a formal disaster recovery plan. Despite the implementation of network security measures, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to accept and fulfill customer orders.

We depend on products predominately made using one technology, and therefore, products using different technologies may attract customers jeopardizing our business prospects.   If Plasma or HDTV were to become obsolete or become not supported or updated to keep pace with current computer hardware, then our products would become obsolete very quickly. To our knowledge no other system exists for High Definition Television or the like. In the unfortunate event that plasma TV or HDTV or LCD flat screen technologies become obsolete, we cannot assure that we will be successful in finding a substitute for the same.  Our failure to find a substitute may lead to termination of the operation, and thus, cause adverse effects to our prospects.

Our growth depends upon the continued acceptance and growth of the internet and electronic commerce, and if such growth does not continue, our prospects could be materially adversely affected.   Commerce over the Internet is a new and emerging market with many competitors. Because we are relying on electronic commerce as an important part of our growth strategy, our growth is dependent upon the widespread acceptance and use of the Internet and other online services as an effective medium for commerce. If acceptance and growth of Internet use does not occur, our business could be materially adversely affected.

In addition, commerce over the Internet is subject to a number of potential adverse developments, including infrastructure failures, failures to maintain transaction security and privacy, and increased government regulation and taxation, any or all of which could adversely affect our Internet commerce strategy and overall business.

Transactions conducted on the internet involve security risks, and there can be no assurance that all of our customers’ transactions will be secure.   We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as customer credit card numbers.  There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments will not result in a compromise or breach of the algorithms used by us to protect our customers’ transaction data. Any compromise of our security could have a material adverse effect on our reputation. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. Additionally, the threat of malicious code could impair our computer operating system. To  the  extent  that  activities  of  us or  third-party contractors  involve the storage and  transmission  of proprietary  information, such as credit  card  numbers,  security  breaches  could  damage the  Company's reputation  and expose the Company to a risk of loss or litigation. Thus, potential liability could have a material adverse effect on us. Furthermore, internet fraud and fraudulent transactions are a serious threat to the entire internet commerce industry.

We may be subject to liability for Information Retrieved from the Internet, and such liability may adversely affect our prospects.  Due to  the  fact  that  material  may  be  downloaded  from  websites  and subsequently  distributed  to others,  there is potential  that claims will be made against us for negligence, copyright or trademark infringement, or other theories  based on the nature and content of such  material.

Currently, Neither Mr. Cohen nor Mr. Khteeb are involved in any other entity which is engaged in a similar business as our Company.   If this changes, the results of our operations could suffer a material adverse effect.

Eric Khteeb and Albert Cohen will continue to influence matters affecting our Company after this offering, which may conflict with your interests.   Eric Khteeb and Albert Cohen, the co-directors and officers of our Company, beneficially own approximately 73.3% of the outstanding shares of common stock of our Company. Mr. Cohen and Mr. Khteeb will continue to influence the vote on all matters submitted to a vote of our stockholders, including the election of directors, amendments to the certificate of incorporation and the by-laws, and the approval of significant corporate transactions. This consolidation of voting power could also delay, deter or prevent a change-in-control of the Company that might be otherwise beneficial to stockholders.

The Company does not pay dividends.   We have never declared or paid a cash dividend on our shares and do not plan to declare them in the foreseeable future. We currently intend to retain future earnings, if any, to finance the operation and expansion of our business. Thus, we do not intend to declare dividends in the future.

We have determined the initial registration price and this may not be the market price of the shares after the registration is effective and the shares begin to trade.   The price of the shares has been determined by us based on what we believe purchasers of such speculative issues would be willing to pay for the shares of the Company and does not necessarily bear any material relationship to book value, par value, or any other established criterion of value. The selling shareholders purchased their shares at $2.00 per share.

There is no trading market for the Company’s shares.   There is no trading market for our common stock at present and there has been no trading market to date. We have not undertaken any discussions, preliminary or otherwise, with any prospective market maker concerning the participation of such market maker in the aftermarket our common stock. There is no assurance that a trading market will ever develop or, if such a market does develop, that it will continue. This means that anyone who wishes to purchase the shares in the aftermarket, assuming an aftermarket develops could have difficulty in reselling those shares.

Our issuance of further shares and the eligibility of issued shares for resale will dilute our common stock and could lower the price a willing buyer would pay for our common stock.   The shares in this prospectus, if all are registered, represents 0.001% of our total issued and outstanding shares. Albert Cohen and Eric Khteeb and Global Consulting Enterprises Inc. have acquired their Shares of Common Stock at prices substantially below the estimated registration value. We calculate net tangible book value per share by subtracting from our total assets all intangible assets and total liabilities, and dividing the result by the number of outstanding shares of common stock. Furthermore, we may issue additional shares, options and warrants and we may grant stock options to our employees, officers, directors and consultants under our future stock option plans, all of which may further dilute our net tangible book value. The dilution of our shares could lower the price a willing buyer would pay for our shares based on the fact our net asset value per share and/or our earnings ratio per share would be reduced.

Future sales of restricted shares could decrease the price a willing buyer would pay for shares of our common stock and impair our ability to raise capital.   The 15,012,500 shares of Common Stock presently issued and outstanding as of the date hereof are “restricted securities” as that term is defined under the Securities Act of 1933, as amended, (the “Securities Act”) and in the future may be sold in compliance with Rule 144 of the Securities Act, or pursuant to a Registration Statement filed under the Securities Act. Rule 144 provides, in essence, that a person holding restricted securities for a period of one year may sell those securities in unsolicited brokerage transactions or in transactions with a market maker, in an amount equal to one percent of the Company's outstanding Common Stock every three months. Sales of unrestricted shares by our affiliates are also subject to the same limitation upon the number of shares that may be sold in any three month period. After the shares registered herein are freely traded, Mrs. Cohen and Mr. Khteeb (the holders of the restricted shares) may each sell approximately 150,000 shares during any three month period after the registration becomes effective. Additionally, Rule 144 requires that an issuer of securities make available adequate current public information with respect to the issuer. Such information is deemed available if the issuer satisfies the reporting requirements of sections 13 or 15(d) of the Securities and Exchange Act of 1934 (the “Securities Exchange Act”) or of Rule 15c2-11 thereunder. Rule 144(k) also permits the termination of certain restrictions on sales of restricted securities by persons who were not affiliates of the Company at the time of the sale and have not been affiliates in the preceding three (3) months. Such persons must satisfy a three (3) year holding period. There is no limitation on such sales and there is no requirement regarding adequate current public information. Sales under Rule 144 or 144(k), or pursuant to a Registration Statement filed under the Act, may have a depressive effect on the market price of our securities in any market, which may develop for such shares.

Because our shares are considered a "penny stock", any trading will be subject to the penny stock rules.   The after-market public trading of our securities may be covered by a Commission rule that imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers or accredited investors. In general, “accredited investors” are defined as institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 with their spouses. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company's securities in any secondary market which may develop, of which there is no assurance.

If a trading market for our common stock was to develop in the future, we believe the market price would be under $5.00 per share.   Securities which trade below $5.00 per share are subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a "penny stock" (generally, any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions). As a result of being a penny stock, the market liquidity for our common stock may be adversely affected since the regulations on penny stocks could limit the ability of broker-dealers to sell our common stock.

The rules governing penny stock require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000, $300,000 together with a spouse). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Such information must be provided to the customer orally or in writing prior to effecting the transaction and in writing before or with the customer confirmation. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed on broker-dealers by such requirements may discourage them from effecting transactions in the securities underlying the shares, which could severely limit the liquidity of the securities underlying the shares.

We may need and be unable to obtain funding on satisfactory terms, which could dilute our shareholders or impose burdensome financial restrictions on our business.   After the registration, unforeseeable circumstances may occur which could compel us to obtain financing. Furthermore, future events, including the problems, delays, expenses and other difficulties frequently encountered by our type of companies may lead to cost increases that could require the Company to initiate an Offering to sell shares to accomplish the objectives set forth under the caption “Business” and we may have to borrow or otherwise raise funds to accomplish such objectives. We may seek additional sources of capital, including an offering of our equity securities, an offering of debt securities or obtaining financing through a bank or other entity. This may not be available on a timely basis, in sufficient amounts or on terms acceptable to us. Our inability to raise equity capital or borrow funds may have a material adverse effect on our financial condition and future prospects. Additionally, to the extent that further funding ultimately proves to be available, both debt and equity financing involve risks. Debt financing may require us to pay significant amounts of interest and principal payments, reducing the resources available to us to expand our existing businesses. Some types of equity financing may be highly dilutive to our stockholders' interest in our assets and earnings. Any debt financing or other financing of securities senior to common stock will likely include financial and other covenants that will restrict our flexibility.

The application of laws and regulations from jurisdictions whose laws do not currently apply to our business or the application of existing laws and to the Internet and other online services could have a material adverse effect on us.   We are not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, and laws or regulations directly applicable to access to online commerce.  However, due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution, and characteristics and quality of products and services. Furthermore, the growth and development of the market for online commerce may prompt more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for our products and services and increase our cost of doing business, or otherwise have an adverse effect on us.  Moreover,  the  applicability  to the Internet and other online services of existing laws in various jurisdictions  governing issues such as property  ownership,  sales and other taxes and personal privacy is uncertain and may take  years  to  resolve.  In addition, as our products are available over the Internet in multiple states and foreign countries, and as we sell to numerous consumers residing in such states and foreign countries, such jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each such state and foreign country. Failure by us to qualify as a foreign corporation in a jurisdiction, where it is required to do so, could subject us to taxes and penalties for the failure to qualify.  Any such new  legislation  or regulation,  the application of laws and regulations  from  jurisdictions  whose laws do not currently  apply to our  business,  or the  application of existing laws and  to the Internet and other online  services could have a material adverse effect on us.

USE OF PROCEEDS OF PREVIOUS OFFERING

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders.  Although we will pay the costs and expenses incurred in connection with the preparation and filing of this prospectus, we will receive no proceeds from the sale of common stock in this offering.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock and we currently intend to retain any future earnings to fund the development and growth of our business. Any future determination to pay dividends on our common stock will depend upon our results of operations, financial condition and capital requirements, applicable restrictions under any credit facilities or other contractual arrangements and such other factors deemed relevant by our Board of Directors.

DETERMINATION OF SHARE PRICE

At present, there is no established public market for our shares and we have no market maker and/or investment banker advising us.  The share price and other terms and conditions relating to our shares have been determined by the Company and the Company has determined that they bear a relation to revenues, assets, earnings, book value, and any other objective criteria of value.  The selling shareholders purchased their shares at $2.00 per share.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding.  Accordingly, there will be no dilution to existing shareholders for the sale of the shares to be registered under this prospectus.

CAPITALIZATION

The following table summarizes our capitalization at September 30, 2006.  The information in the table should be read in conjunction with the more detailed combined financial statements and notes presented elsewhere in this prospectus.

	Actual	September 30, 2006 Adjusted

Long-term obligations [including/less] current portion	$ 0	$ 0

Stockholder’s equity: Common Stock &.001 par value; Authorized 50,000,000 shares; issued and outstanding shares 15,012,500 Preferred stock $.001 par value; Authorized 5,000,000 shares; no shares issued and outstanding Additional Paid in capital	15,000 0 87,236	0

Deficit	(282,704)

Net Shareholder’ equity (deficiency)	(180,468)

Total Capitalization (deficiency)	(180,468)

____________________________________________________________________________________

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of November 20, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

PREVIOUS OFFERING

A Rule 506 4(2) private placement offering was completed on November 17, 2006, in which 25 shareholders purchased 12500 shares of the Company’s shares for $2.00 per share for a total of $25000. These shares are being registered in this prospectus.

REGISTERING STOCKHOLDERS

We are registering 12,500 of the shares, which are owned by our stockholders. We will not receive any of the proceeds from sales of shares offered under this prospectus by the selling stockholders.  All costs, expenses and fees in connection with the registration of the selling stockholders' shares will be borne by us. All brokerage commissions, if any, attributable to the sale of shares in the aftermarket (if any develops) by selling stockholders will be borne by selling stockholders.  The table below sets forth the name of each person who is offering for resale shares of common stock covered by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of stock that may be sold in this registration. The shares of common stock being offered in this prospectus were issued in a private placement transaction by us, which was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4 (2) of the Securities Act. Because the selling shareholders may offer all, some, or none of their shares of our common stock, we cannot provide a definitive estimate of the number of shares that the selling shareholders will hold after this offering.

			Common Shares Owned Before Sale(1)		Common Shares Owned After Sale

		Common Shares Owned Before Sale(1)			Common Shares Owned After Sale

Selling Shareholder	Held Outright	Warrants/ Options	Amount	% of Class	Amount	% of Class
James Black	-	-	500	0.000033	-	-
Sonya Dynaburg	-	-	500	0.000033	-	-
Jeffrey English	-	-	500	0.000033	-	-
Cynthia English	-	-	500	0.000033	-	-
Andrea Marin	-	-	500	0.000033	-	-
Jerome Mason	-	-	500	0.000033	-	-
Yakov Melamed	-	-	500	0.000033	-	-
Maya Melamed	-	-	500	0.000033	-	-
David Mitnitsky	-	-	500	0.000033	-	-
Larisa Mitnitsky	-	-	500	0.000033	-	-
Yulia Mitnitsky	-	-	500	0.000033	-	-
Margarita Narod	-	-	500	0.000033	-	-
Alex Narod	-	-	500	0.000033	-	-
Rimma Naroditsky	-	-	500	0.000033	-	-
Leah Spiegel	-	-	500	0.000033	-	-
Dini Spiegel	-	-	500	0.000033	-	-
Gershon Spiegel	-	-	500	0.000033	-	-
Ari Spiegel	-	-	500	0.000033	-	-
Malkie Spiegel	-	-	500	0.000033	-	-
Shmuel Spiegel	-	-	500	0.000033	-	-
Susan Troster	-	-	500	0.000033	-	-
John A. Troster	-	--	500	0.000033	-	-
Matthew Troster	-	-	500	0.000033	-	-
John C. Troster	-	-	500	0.000033	-	-
Jamie Troster	-	-	500	0.000033	-	-

Total			12,500	0.000825

  (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Each selling shareholder’s percentage of ownership in the above table is based upon 15,012,500 shares of common stock outstanding as of November 15, 2006.

PLAN OF DISTRIBUTION

Shares to be sold by us.

We are registering the securities covered by this prospectus on behalf of the Selling Stockholders.  Each selling shareholder is free to offer and sell his or her shares of our common stock at such times, in such manner and at such prices as he or she may determine. The Selling Stockholders have advised us that the sale or distribution of our common stock, owned by the selling shareholders, may affect transactions in the over-the-counter market (including block transactions), negotiated transactions, the settlement of short sales of our common stock, or a combination of such methods of sale.

The sales will be at market prices prevailing at the time of sale or at negotiated prices.  Such transactions may or may not involve brokers or dealers. None of the Selling Stockholders are underwriters, registered broker/dealers or affiliates of such persons. The Selling Stockholders have advised us that they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The Selling Stockholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of their common stock. The Selling Stockholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals.  These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders. They may also receive compensation from the purchasers of our common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

Selling Stockholders and any broker-dealer that acts in connection with the sale  of  shares  of  our  common  stock  hereunder  may  be  deemed  to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. Any commissions  received by such broker-dealers and any profit on the resale of the shares of our  common  stock sold by them while  acting as  principals  might be deemed to be underwriting discounts or commissions under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of our common stock against certain liabilities, including liabilities arising under the Securities Act.  Because each of Selling Stockholders   may be deemed to be an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act, the Selling Stockholders will be subject to prospectus delivery requirements of the Securities Act.

We have informed the Selling Stockholders that the anti-manipulation rules of the Commission, including Regulation M promulgated under the Securities Exchange Act of 1934 will apply to our sales in the market, and we have informed the other Selling Stockholders that these anti-manipulation rules may apply to their sales in the market. Regulation M may limit the timing of purchases and sales of any of the shares of our common stock by the Selling Stockholders and any other person distributing our common stock. The anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of shares of our common stock in the market and to the activities of the Selling Stockholders and their affiliates.  Furthermore, Regulation  M of the  Securities  Exchange  Act may  restrict the ability of any person  engaged in the  distribution  of shares of our common stock to engage in market-making  activities with respect to the particular   shares of common stock being  distributed  for a  period  of up to  five  business  days  prior  to the commencement of such  distribution. All of the foregoing may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock. Rules 101 and 102 of Regulation M under the Securities Exchange Act 0f 1934, among other things, generally prohibit certain participants in a distribution from bidding for or  purchasing  for an account in which the participant  has a beneficial  interest,  any  of  the  securities  that  are the  subject  of the distribution.  Rule 104 of Regulation M governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

The Selling Stockholders also may resell all, or a portion, of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule. The Selling Stockholders will pay all commissions, transfer taxes and other expenses associated with their sales.

The Company will pay its own legal and accounting fees and other expenses incurred in connection with the Prospectus.  Upon the effective date that the securities are allowed to be sold, we anticipate a market maker(s) to apply with the NASD for trading purposes and submit a form 15c211.

There has been no public market for our common stock. The price of the shares was determined by us based upon the previous sale of those securities at $2.00 per share. The assessment of our shares’ value took into account, among other matters, the following:

1. The relatively early stage of our development compared to others in similar industries;

2. Our potential value if we continue to operate profitably;

3. A multiple of our revenues; and

4. The sellers purchase at $2.00 per share in the private offering prior to registration.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following tables set forth the ownership, as of November 29, 2006 , of our common stock (a) by each person known by us to be the beneficial owner of more than five percent (5%) of our outstanding common stock, and (b) by each of our directors, by all executive officers and our directors as a group.  To the best of our knowledge, all persons named have sole voting and investment power with respect to such shares, except as otherwise noted.

(a)    Security Ownership of Certain Beneficial Owners.

The following table sets forth the security and beneficial ownership for each class of our equity securities and for any person who is known to the beneficial owners of more than five percent (5%) of our outstanding common stock.

Title of Class	Name and Address	Number of Shares	Nature of Ownership	Current % owned

Common	Eric Khteeb 1845 Coney Island Ave., Brooklyn, New York 1123000	3,937,500	Record	26.15%
Common	Diane Cohen	7,312,500	Record	48.75%
Common	Global Consulting Enterprises, Inc.	3,750,000	Record	25.10%

                     (b)   Security Ownership of Officers and Directors.

                  The following table sets forth the ownership for each class of our equity securities owned beneficially and of record by all directors and officers.

Title of Class	Name and Address	Number of Shares	Nature of Ownership	Current % owned

Common	Eric Khteeb 1845 Coney Island Ave., Brooklyn, New York 11230	3,937,500	Record	26.15%

Changes in Control

There are currently no arrangements, which would result in a change in control.

MANAGEMENT

 The following table sets forth the name, age and position of each of our directors, executive officers and significant employees as of November 29, 2006. Except as noted below each director will hold office until the next annual meeting of our stockholders or until his or her successor has been elected and qualified. Our executive officers are appointed by, and serve at the discretion of, the Board of Directors.

Name	Age	Position

Eric Khteeb	27	President and Director

Albert Cohen	41	Secretary, Treasurer, and Director

Eric Khteeb, President and Director

For the last five years, Mr. Khteeb worked with Estore New York, Inc.

Albert Cohen, Secretary, Treasurer and Director

He has worked for Estore for 5 years.  He has extensive experience in the retail field for 25 years.  From 1996 to 2001, he was the head of the purchasing department for Nationwide Computer and Electronics in New York.  Prior to 1996, he worked with various retail electronic stores and dealers. Albert Cohen is the husband of Diane Cohen.

In addition to the above two named, we intend to recruit and appoint additional directors and officers as needed who have the requisite complement of skills to successfully implement the business plans of our Company. The term of office of each director is one year or until his or her successor is elected at the annual meeting of our Company and qualified.  The term of office for each officer of the Company is at the pleasure of the board of directors.

GLOBAL CONSULTING ENTERPRISES, INC.

On October 2, 2006, the Company entered into a consulting agreement with Global Consulting Enterprises, Inc., a New York corporation. The shareholders of Global Consulting are also shareholders of the Company. For compensation of $48,000 and 3,750,000 shares of common stock, Global shall make recommendations to the Company as to the capital structure of the Company as Global deems necessary or appropriate to effectuate the various financings and other transactions contemplated by the agreement. The term of this agreement commenced in October 2006 and continues until June 1, 2008 unless terminated by both parties. There are no other employment agreements nor related party transactions.

In addition to consulting, Global has assisted the company in various advertising strategies. If the Company obtains a listing on Nasdaq prior to May 31, 2008, then Global shall retain the remaining 2,700,000 shares. If the Company does not get listed on Nasdaq by that time, then the Company can “call” the 2,700,000 shares or extend the terms to Globa

DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Certificate of Incorporation, with amendments, all of which have been filed as exhibits to our registration statement of which this prospectus is a part.

CAPITAL STRUCTURE

Our capital stock consists of 50,000,000 shares of capital stock, par value $.001 per share, of which 15,000,000 shares are common stock and 5,000,000 shares are preferred stock that may be issued in one or more series at the discretion of the board of directors. As of the date hereof, 15,000,000 shares of common stock and no shares of preferred stock are issued and outstanding.

COMMON STOCK

We are authorized to issue 50,000,000 shares of common stock, $.001 par value per share, of which 15,000,000 shares are issued and outstanding as of the date of the prospectus. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

Holders of our common stock:

1. Have equal ratable rights to dividends from funds legally available therefore, if declared by our board of directors;

2. Are entitled to share ratably in all of our assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up;

3. Do not have preemptive, subscription or conversion rights, or redemption or sinking fund provisions; and

4. Are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders. Cumulative voting for the election of directors is not provided for in our Certificate of Incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

Preferred Stock.  We may, subject to limitations prescribed by New York law:

1. Provide for the issuance of up to 5,000,000 shares of our preferred stock in one or more series;

2. Establish from time to time the number of shares to be included in each such series;

3. Fix the rights, preferences and privileges of the shares of each wholly un-issued series and any qualifications, limitations or restrictions thereon; and

4. Increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. We have no current plans to issue any shares of preferred stock.

Reports to Stockholders

We intend to furnish our stockholders with annual reports containing audited financial statements as soon as practicable after the end of each fiscal year. Our fiscal year ends on December 31.

Transfer Agent   We have retained Olde Monmouth Stock Transfer Co., Inc., Atlantic Highlands, New Jersey, as transfer agent for our shares of common stock.

INTEREST OF NAMED EXPERTS AND COUNSEL

The validity of the shares of common stock offered hereby as to their being fully paid, legally issued and non-assessable will be passed upon for us by the Law Offices of Dieterich  & Associates of Los Angeles, California.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

New York Business Corporation Law, which we refer to as  the "NYBCL," permits a provision in the certificate of incorporation of each corporation organized under the NYBCL eliminating or limiting, with some exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for some breaches of fiduciary duty. Our Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by the NYGCL.NYBCL, in summary, empowers a New York corporation to indemnify, within limits, its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement that they actually and reasonably incur in connection with any suit or proceeding, other than by or on behalf of the corporation, if they acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the corporation and with respect to a criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. With respect to any action by or on behalf of the corporation, NYBCL permits a corporation to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees) they actually and reasonably incur in connection with the defense or settlement of the action or suit, provided that person meets the standard of conduct described in the preceding paragraph. No indemnification is permitted, however, in respect of any claim where that person has been found liable to the corporation, unless the court in which the action or suit was brought approves the indemnification and determines that the person is fairly and reasonably entitled to be indemnified. As permitted by the NYBCL, our bylaws provide that we are required to indemnify our directors and officers, consultants and employees to the fullest extent permitted by the NYGCL, Subject to certain very limited exceptions, we are required to advance expenses, as incurred, in connection with a legal proceeding to the fullest extent permitted by the NYBCL, subject to certain very limited exceptions. The rights conferred in our bylaws are not exclusive. We will obtain directors' and officers' liability insurance. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter as been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable

BUSINESS OF ESTORE OF N.Y., INC.

History of the Company   Initially, our Company was incorporated as an “S” corporation on February 7, 2002, in New York under the name, Estore of N.Y., Inc.  On September 28, 2006, we restated and amended the Certificate of Incorporation to a become a “C” corporation pursuant to a Plan of Share Exchange And Reorganization (the “Plan”) dated September 28, 2006.

We market plasma televisions and HDTV televisions and television accessories through our website with the registered domain name www.DrPlasma.com. We intend to expand our market. To date, we have operated with profit. We either take orders and payment over the Internet via E-mail or via an 800 number. Customers can place orders and handle customer service problems with either method. With very few exceptions, we honor any return situations immediately for a full credit or refund or replacement of product. Our income comes from revenue from the sale of merchandise over the internet. We generate customers through substantial advertising. Customers come to our website through search engines such as Shopping.com, PriceGrabber.com and NexTag.com, amongst others. Substantial advertising expenditures make up most of the expenses of the Company.

We are an E-Commerce business that has developed to provide a unique shopping experience and provide access to many kinds of merchandise not readily available in the typical shopping malls and business communities found throughout the United States at comparable prices. A virtual store is intended to be a virtual shopping center, representing different kinds of merchandise on our website, a place where customers can shop from their computers and we can offer merchandise and services for a fraction of the overhead required in a physical mall. A virtual store exists on that portion of the Internet known as the World Wide Web. You get to the store by entering its Web address, called a "universal resource locator”, ("URL"), into a Web browser such as Netscape Navigator. We have registered the Domain Name of www.DrPlasma.com.

Once a product is selected for purchase, through our “shopping cart”, a form is presented to you on the screen with the description and availability of the product, shipping times or any delays, and payment information. Payment methods include:

(a) Selecting a toll free telephone number to call and place your order;

(b) E-mail to transmit credit card or electronic funds transfer ("ETF"); or

(c) Payment through a Secured Electronic Transfer, ("SET"). Whether the customer purchases something or not, before leaving the store, the customer will be asked if they would like to leave their E-mail address and, ideally, some personal information about themselves in order to be notified about any new products as they become available.

Projected future Business Strategy   We are currently establishing another physical location that will combine our headquarters, staff, and warehousing with a retail outlet. We believe this will maximize profits and increase awareness of our name.  We are currently searching for other methods to substantially reduce our advertising costs. Advertising costs are predominately incurred on a “cost per click” basis where the Company pays the search engines and vendors a fee for the traffic to the Company’s website(s).

Merchandising and Internet/ Direct Commerce   Our retail merchandising and Internet/Direct Commerce businesses compete in the consumer products and specialty retail businesses as well as the electronic commerce industry, all of which are highly competitive. The leading competitors of our merchandising business include stores, such as Best Buy or Circuit City, and other Internet sites offering related products such as Amazon.com. We compete on the basis of our content, the quality, uniqueness, price and assortment of our manufacturers, our service to customers and proprietary customer lists developed through direct contact with potential customers.

Competition  We have competition in every area of our existing and proposed businesses from other companies that have Web Sites offering plasma, HDTV and LCD televisions for sale at competitive  prices. The competitors are broken down by product segmentation into two key areas:

(1) Those selling over the internet; and

(2) Those stores selling at a specific store location on any particular street address.

PriceCostco operates an international network of Price Club and Costco wholesale, membership-only warehouse distribution centers. PriceCostco's warehouses offer one of the country's largest product category selections. PriceCostco is known for carrying top quality national and regional brands, 100 percent guaranteed, at prices consistently below traditional wholesale or retail operations. There are other electronic chain stores that offer similar products such as: P.C. Richards & Sons; Bestbuy.com; CircuitCity.com; Crutchfield.com; Target; TigerDirect.com; Ebay.com, all of which are the online competitors with our Company. All of these online sites sell a vast array of electronics and do not concentrate solely on Plasma/HDTV/LCD television.

The Industry     According to the November 19. 2006 edition of Internet Retailer, the Commerce Department reported that third quarter online retail sales in the USA have climbed 21% from the third quarter of last year. Total online retail sales in the third quarter were 27.5 billion dollars. Total sales in the USA in the 3rd quarter were 992 billion dollars and were up 5% from previous year. A study by Vendio Services, Inc., which operates the comparison shopping site, www.Dealio.com, has quantified the spread between lowest online prices for electronics versus offline (stores) as 44%. Vendio surveys local retailers including outlets of large, national electronic chains, to reach an average offline price for each product. The total online shopping experience defines the balance that different electronic online websites concentrate on. For instance, some of the websites concentrate on providing the buyer with technical information or content while others concentrate on online classes.

MANAGEMENT'S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The statements contained in this prospectus are not purely historical statements, but rather include what we believe are forward-looking statements. The forward-looking statements are based on factors set forth in the following discussion and in the discussions under "Risk Factors" and "Business." Our actual results could differ materially from results anticipated in these forward-looking statements. All forward-looking statements included in this document are based on information available to us on the date hereof.

Overview  We are a corporation that markets and distributes plasma and HDTV televisions over the internet.  We will operate mainly through our websites, www.DrPlasma.com and www.plasmahouse.com ., where online shoppers can make their purchase.

Events and Uncertainties that are critical to our business   We have had almost five years of operations and like all businesses face certain uncertainties, including expenses, difficulties, complications and delays frequently encountered in connection with conducting operations, including capital requirements and management's potential underestimation of ongoing costs.   In 2005, we sold an aggregate of thirty million dollars of HDTV and Plasma televisions and accessory products. There is no guarantee that we will be able to generate any continued interest in our products that will result in continued sales in the future. There is no guarantee that we will be able to generate sufficient sales to continue to make our operations profitable. We may have fewer sales and sustain losses in the future. If we sustain losses we could be forced to curtail our operations and, ultimately, go out of business. Our success depends in large part on our ability to continue to create interest in our websites, products, price, and competitiveness.

Critical Accounting Policies   Our financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The critical accounting policies that affect our more significant estimates and assumptions used in the preparation of our financial statements are reviewed and any required adjustments are recorded on a monthly basis.

Revenue Recognition  Revenue is recognized when products are shipped or services are rendered.

Website Development Costs    Website development costs consist principally of outside consultants and related expenses.  We follow the provisions of Emerging Issues Task Force (“EITF”) Issue No. 00-2, “Accounting for Website Development Costs,” which provides guidance in accounting for costs incurred to develop a website.  Our website is being continually changed on a regular basis as the business model continues to evolve.  Accordingly, due to the uncertainty of our future products, these costs are expensed as incurred and are included in website development costs.

Research and Development   Research and development costs are charged as an expense as incurred.

Stock Based Compensation   As permitted under Statement of Financial Accounting Standard ("SFAS") No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" ("SFAS 148"), which amended SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), we have elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation arrangements as defined by Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations including "Financial Accounting Standards Board Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation," an interpretation of APB No. 25.

New Accounting Pronouncements    In January 2003, FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), an interpretation of Accounting Research Bulletin No. 51. FIN 46 expands upon and strengthens existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. A variable interest entity is any legal structure used for business purposes that either does not have equity investors with voting rights, or has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003.

The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. However, in December 2003, FASB deferred the latest date by which all public entities, which meet the definition of small business issuer under SEC Regulation S-B ("Public SB's), must apply FIN 46 to the first interim or annual reporting period ended after December 15, 2004. The effect of the adoption of this new accounting pronouncement is not expected to have a significant impact on our financial statements.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS 149"), which is effective for contracts entered into or modified after June 30, 2003. SFAS 149 amends FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," to clarify financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts. The effect of the adoption of this new accounting pronouncement on our financial statements has not been significant.

Seasonality of Business.   We are subject to some seasonal fluctuations in our operating results, where revenues in November through January and other popular shopping holidays are higher because of consumer demand for the purchasing of gifts and needed items for friends and family members specifically associated with these occasions. For the years ending December 31, 2005 and for the period ending December 31, 2004, Net sales were $ 29,972,574 and $ 23,868,218, respectively.  Management attributes this increase to greater volume from advertising.

The gross profit for the year ended December 31, 2005 was $ 4,014,008 as compared to $ 2,530,090 for the period ending December 31, 2004.  Management attributes this increase in gross profit to sales during this period. Operating expenses for the year ending December 31, 2005 were $ 3,988,330 as compared to $ 2,502,709 for the period ending December 31, 2004. The increase of $ 1,485,621 is the result of an increase in advertising expenses for the period.  Net profit for the year ending December 31, 2005 was $ $23,983 as compared to a net profit of $21,442 for the period ending December 31, 2004.

For the nine months ended September 30, 2006 and 2005   Net sales, for the nine months ending September 30, 2006, were $ 20,341,246 as compared to $ 21,510,702 for the nine months ending September 30, 2006. Management attributes this decrease to altered product lines.  The gross profit for the nine months ending September 30, 2006 was $ 2,506,123 as compared to $ 2,431,186 for the nine months ending September 30, 2005. Management attributes this increase of gross profit to successful marketing.

Operating expenses for the nine months ending September 30, 2006 were $ 2,383,621 as compared to $ 2,412,036 for the nine months ending September 30, 2005. The decrease of $ 28,415 is the result of a decrease in expenses relating to advertising costs.

Net profit for the nine months ending September 30, 2006 was $ 79,069 or $0.01 per share as compared to a net profit of $ 18,582 or $ .00 per share for the nine months ending September 30, 2005. The increases in net profit were the result of a decrease in advertising expense.

Plan of Operations  We had sales of $ 29,972,574 during the year ended December 31, 2005 and $20,341,246 for the nine months ended September 30, 2006. During the next year and as we increase our customer awareness, we expect to increase our marketing and sales efforts. According to a recent article in Business Week, the Ecommerce market is rapidly expanding. Several major retail internet journals have expressed similar analysis for the coming year. Accordingly, we believe there is a substantial market for our products and services. In the next twelve months, and we intend to take a number of actions that we believe will enable our business to successfully participate in this growing segment of our market. In view of our five year operating history, our ability to obtain additional funds may be limited. Additional financing may only be available, if at all, upon terms which may not be commercially advantageous to us.

If we are not able to obtain funding from other sources, we may not be able to complete our projected business strategies for the future. Management intends to seek other sources of financing for a future listing on the NASDAQ market.

Liquidity and Capital Resources   As of December 31, 2005, we had cash of $ 171,154 as compared to $ 316,918 at December 31, 2004. Our current cash balance as of September 30, 2006 was $ 113,949. As of December 31, 2005, net cash used by operating activities aggregated $ 145,764. Based upon our cash flow, we believe that we can satisfy our cash requirements for the next twelve months.  There are no formal or written agreements with respect to the advance of funds to the Company by our officers, directors or affiliates. Currently we do not have any arrangements to obtain additional financing from other sources.

The working capital deficit at September 30, 2006 was $ 545,707, as compared to a working capital deficit of $619,496 at December 31, 2005. Future operations and implementation of our business plan may be dependent upon our ability to obtain additional debt or equity financing and our ability to generate revenues sufficient to continue pursuing our business purpose.

Our operations presently are generating cash flow.  Any issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders.

DESCRIPTION OF PROPERTY

We maintain our principal office at 1845 Coney Island Avenue, Brooklyn, New York 11230.  Our telephone number at that office is (718)787-0314.

On October 31, 2003, the Company entered into a lease agreement for its principle office. The lease term is for a period of five years expiring on October 31, 2008, and the monthly base rent is $2,800 for the months from November 1, 2006 to October 31, 2007 and $2,884 for the months from November 1, 2007 to October 31, 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On February 7, 2002, Estore of N.Y., Inc. issued an aggregate of 66.66 shares of common stock valued at $.001 per share to Diane Cohen, in consideration for cash of $1,000 and payments of company expenses.

On February 7, 2002, Estore of N.Y., Inc. issued an aggregate of 33.33 shares of common stock valued at $.001 per share to Eric Khteeb, President in consideration for cash of $1,000 and payments of company expenses.

On September 28, 2006, the Company restructured under a “C” corporation and established through this restructuring an Amended Certificate of Corporation, dated September 28, 2006 replacing the 2002 shares with stock in the “C” Corporation. The Company then issued 15,000,000 shares to three parties.

As of September 28, 2006, the Company exchanged 7,500,000 and 3,750,000 shares of its old “S” corporation shares with new “C” corporation shares with Diane Khteeb and Eric Khteeb, respectively.  Further, the Company issued 3,750,000 shares to Global Consulting Enterprises, Ltd. Global Consulting Enterprises, Ltd. has acted as a financial, marketing and advertising consultant to the Company.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is no market for our common stock.   As of September 30, 2006, there were 3 holders of record of our common stock. As of November 29, 2006 , there were 28 shareholders of our common stock.  We have appointed Olde Monmouth Stock Transfer Co, Inc., Atlantic Highlands, New Jersey, as transfer agent for our shares of common stock.

SHARES ELIGIBLE FOR FUTURE SALE

On the date of the prospectus, 15,012,500 shares of common stock are owned by our stockholders and are restricted under the Securities Act. 15,000,000 of these shares are held by our "affiliates" as that term is defined under the Securities Act. We have 15,012,500 shares of our common stock outstanding.

Sale of Restricted Shares   Shares of our common stock held by affiliates will be eligible for sale in the public market, subject to certain volume limitations and the expiration of applicable holding periods, under Rule 144 of the Securities Act. In general, under Rule 144, persons who have beneficially owned restricted shares for at least one year are entitled to sell within any three-month period the number of shares which does not exceed the greater of 1% of the number of shares of common stock then outstanding (which will equal approximately 150,000 shares) or, if the Company is listed on an Exchange, the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Form 144 with the SEC. Sales under Rule 144 are also subject to manner of sale and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who has not been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, may resell the shares of common stock without complying with the manner of sale, public information, volume limitation or notice requirements of Rule 144.

We can offer no assurance that an active public market in our shares will develop. Future sales of substantial amounts of our shares (including shares issued upon exercise of any outstanding options) in the public market could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

Shares to be sold   The Company has paid for the expenses incurred in connection with this prospectus, including attorneys and accountants fees and SEC filing fees.

Penny Stock   The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

1. That a broker or dealer approves a person's account for transactions in penny stocks; and

2. The broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

1. Obtain financial information and investment experience objectives of the person; and

2. Make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

1. Sets forth the basis on which the broker or dealer made the suitability determination; and

2. That the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions.

Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

EMPLOYEES

The Company presently employs two officers. Eric Khteeb is the President and Director and Albert Cohen is the Secretary, Treasurer and Director. They are both full-time employees.

COMPENSATION COMMITTEE

We do not have a Compensation Committee. The president of our Company, Eric Khteeb performs some of the same functions of a Compensation Committee, including setting executive officer compensation.

NOMINATING COMMITTEE

We do not have a Nominating Committee or Nominating Committee Charter. The president of our Company, Eric Khteeb, performs some of the functions associated with a Nominating Committee. We have elected not to have a Nominating Committee at this time. However, the Company’s president intends to continually evaluate the need for a Nominating Committee.

Director Compensation  Our directors do not receive cash compensation for their services as directors, nor for attending board and board committee meetings.

Executive Compensation   The following table sets forth for the fiscal years ended December 31, 2005 and 2004, the compensation we paid to our Chief Executive Officer(s) and any other executive officers who earned in excess of $100,000 based on salary and bonus.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(3)	Restricted Stock Awards ($)	Securities Underlying Options (#)

Eric Khteeb	2005	$ 220,000	$ —	$ ---	$ —	1,200,000

Albert Cohen	2005	$ 220,000	$ —	$ ---	$ —	1,200,000

No options or SARs were granted to the named executive officers during fiscal year ended December 31, 2005. There are no Aggregated Option Exercise for the fiscal years ended December 31, 2005 and 2004 and Fiscal Year-End Option Values.

Securities Authorized for Issuance Under Equity Compensation Plans   There are no equity compensation plan under which our common stock is authorized for issuance as of the fiscal year ended December 31, 2005.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for Estore of N.Y., Inc. by Dieterich & Associates of California.

EXPERTS

Estore of N.Y., Inc.’s financial statements as of and for the years ended December 31, 2005 and 2004, included in this prospectus, have been audited by Drakeford & Drakeford, LLC, independent registered public accountants, as stated in their report appearing herein and are so included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have not previously been required to comply with the reporting requirements of the Securities Exchange Act. We have filed with the SEC a registration statement on Form SB-2 to register the securities offered by this prospectus. The prospectus is part of the registration statement, and, as permitted by the SEC's rules, does not contain all of the information in the registration statement. For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits filed as a part of the registration statement. In addition, after the effective date of this prospectus, we will be required to file annual, quarterly, and current reports, or other information with the SEC as provided by the Securities Exchange Act. You may read and copy any reports, statements or other information we file at the SEC's public reference facility maintained by the SEC at Judiciary Plaza, Room 1024, 100 F Street, N.E, Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public through the SEC Internet site at http\\www.sec.gov.

FINANCIAL STATEMENTS

Statements included in this report that do not relate to present or historical conditions are "forward-looking statements." Our company may make future oral or written forward-looking statements which also may be included in documents other than this registration statement that are filed with the Commission.

Forward-looking statements involve risks and uncertainties that may differ materially from actual results. Forward-looking statements in this report and elsewhere may relate to our plans, strategies, objectives, expectations, intentions and adequacy of resources.

INDEX TO FINANCIAL STATEMENTS

Page

       Financial Statements

       REPORT OF INDEPENDENT ACCOUNTANTS                                                           F-28

       Balance Sheets as of September 30, 2006 (Unaudited) and December 31, 2005                  F-29

       Statements of Operations for the years ended December 31, 2005 and 2004                        F-30

       Statement of Operations for the nine months ended September 30, 2006 and 2005               F-31

       (Unaudited)

       Statements of Stockholders’ Equity  for the nine months ended September 30,                      F-32

       2006 (Unaudited) and December 31, 2005 and 2004

       Statements of Cash Flows for the years ended December 31, 2005 and 2004                       F-33

        Statement of Cash Flows for the nine months ended September 30, 2006                             F-34

        and 2005 (Unaudited)

Notes to Financial Statements                                                                                               F-35-39

DRAKEFORD & DRAKEFORD, LLC

CERTIFIED PUBLIC ACCOUNTANTS

554 Duncan Road

Royston, Georgia 30662

REPORT OF INDEPENDENT ACCOUNTANTS

To  the  Shareholders  and  Directors  of

ESTORE OF N.Y., Inc.

We have audited the balance sheet of ESTORE OF N.Y., INC. as of December 31, 2005, and the related statements of operations, changes in stockholders’ equity, and  cash flows for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the  financial statements referred to above present fairly, in all material respects, the financial position of ESTORE OF N.Y., INC. as of December 31, 2005 and the results of its operations and its cash flows for the two years then ended, in conformity with accounting principles generally accepted in the United States of America.

S/Drakeford & Drakeford, LLC

-------------------------------------

November 10, 2006

ESTORE OF N.Y., INC.

  BALANCE SHEETS

	September 30, 2006	December 31, 2005
ASSETS	Unaudited

CURRENT ASSETS
Cash and cash equivalents	$ 113,949	$ 171,154
Accounts receivable	128,183	385,494
Inventory	89,559	84,349

Total current assets	331,691	640,997

PROPERTY AND EQUIPMENT, net	32,575	27,295

OTHER ASSETS
Security deposits	332,664	332,664

Total other assets	332,664	332,664

TOTAL ASSETS	$ 696,930	$ 1,000,956

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$ 836,666	$ 1,260,493
Income tax payable	40,732	_______0

Total current liabilities	877,398	1,260,493

STOCKHOLDERS’ DEFICIENCY
Preferred stock, $.001 par value: 5,000,000 shares authorized, no shares issued or outstanding at September 30, 2006 and
December 31, 2005	0	0
Common stock, $.001 par value: 50,000,000 shares authorized,
11,250,000 shares issued and outstanding at September 30, 2006
and December 31, 2005, respectively	11,250	11,250
Additional paid-in-capital	90,986	90,986
Retained (deficit)	(282,704)	(361,773)

Total stockholders’ deficiency	(180,468)	(259,537)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$ 696,930	$ 1,000,956

The accompanying notes are an integral part of these statements.

ESTORE OF N.Y., INC.

STATEMENTS OF OPERATIONS

For the years ended
December 31, 2005 December 31, 2004

Revenue	$ 29,972,574	$ 23,868,218

Cost of goods sold	25,958,566	21,338,128

Gross profit	4,014,008	2,530,090

Operating Expenses
Salaries and payroll cost	624,265	509,983
Selling, general and administrative	3,346,886	1,963,047
Depreciation	17,179	29,679

Total operating expenses	3,988,330	2,502,709

Net income from operations	25,678	27,381

Other income and expenses
Interest expense	1,695	5,939

Total other expense	1,695	5,939

Net income	$ 23,983	$ 21,442

Net earnings per share from continuing operations:
Basic and diluted	$ 0.00	$ 0.00
Weighted average number of shares outstanding:
Basic and diluted	11,250,000	11,250,000

The accompanying notes are an integral part of these statements

ESTORE OF N.Y., INC.

STATEMENT OF OPERATIONS

For The Nine Months Ended September 30,

Unaudited

	2006	2005

Revenue	$ 20,341,246	$ 21,510,702

Cost of goods sold	17,835,123	19,079,516

Gross profit	2,506,123	2,431,186

Operating Expenses
Salaries and payroll cost	371,152	389,557
Selling, general and administrative	1,998,540	2,009,595
Depreciation	13,929	12,884

Total operating expenses	2,383,621	2,412,036

Net income from operations	122,502	19,150

Other income and expenses
Interest expense	2,701	568

Total other expense	2,701	568

Net income before income tax expense	119,801	18,582

Income tax expense	40,732	0

Net income	$ 79,069	$ 18,582

Net earnings per share from continuing operations:
Basic and diluted	$ .01	$ .00
Weighted average number of shares outstanding:
Basic and diluted	11,250,000	11,250,000

The accompanying notes are an integral part of these statements.

                                                                                   ESTORE OF N.Y., INC.

                                                                                             STATEMENT OF STOCKHOLDERS’ EQUITY

Common stock	Additional	Accumulated
Shares Amount	Paid-in-capital	loss	Total

Balance at December 31, 2003	11,250,000	$ 11,250	$ 90,986	$ (384,127)	$ (281,891)

Less: Distributions to stockholders’				(14,649)	(14,649)

Net income for the year ended December 31, 2004	________	______	________	__21,442	__21,442

Balance at December 31, 2004	11,250,000	11,250	90,986	(377,334)	(275,098)

Less: Distributions to stockholders’				(8,422)	(8,422)

Net income for the year ended December 31, 2005	_________	_______	_______	23,983	23,983

Balance at December 31,2005	11,250,000	11,250	90,986	(361,773)	(259,537)

Net income for the nine months ended
September 30, 2006 (Unaudited)	________	_______	______	79,069	79,069

Balance at September 30, 2006 (Unaudited)	11,250,000	$ 11,250	$ 90,986	(282,704)	$ (180,468)

The accompanying notes are an integral part of this statement.

ESTORE OF N.Y., INC.

 STATEMENTS OF CASH FLOWS

For the year ended December 31, 2005	For the year ended December 31, 2004

OPERATING ACTIVITIES
Net income	$ 23,983	$ 21,442
Adjustments for noncash and nonoperating items:
Depreciation	17,179	29,679
Common stock restructured	0	(399,950)
Changes in operating assets and liabilities:
Accounts receivable	(293,637)	4,723
Inventory	(1,949)	39,100
Employee loans	2,475	(2,475)
Loans to shareholders	0	211,308
Accounts payable and accrued expenses	114,607	266,042

Cash provided (used) by operating activities	(137,342)	169,869

INVESTING ACTIVITIES
Capital expenditures	0	(29,000)

Cash used by investing activities	0	(29,000)

FINANCING ACTIVITIES
Security deposits	0	(200,000)
Distributions to shareholders	(8,422)	(14,649)

Cash used by financing activities	(8,422)	(214,649)

NET DECREASE IN CASH	(145,764)	(73,780)

CASH BALANCE BEGINNING OF PERIOD	316,918	390,698

CASH BALANCE END OF PERIOD	$ 171,154	$ 316,918

Supplemental Disclosures of Cash Flow Information:
Interest paid	$ 1,695	$ 5,939

The accompanying notes are an integral part of these statements

 ESTORE OF N.Y., INC.

STATEMENT OF CASH FLOWS

For The Nine Months Ended September 30,

Unaudited

OPERATING ACTIVITIES	2006	2005
Net income	$ 79,069	$ 18,582
Adjustments for noncash and nonoperating items:
Depreciation	13,929	12,884
Changes in operating assets and liabilities:
Accounts receivable	257,311	91,857
Inventory	(5,210)	0
Loans to employees	0	(118,711)
Accounts payable and accrued expenses	(423,827)	(125,251)
Income tax payable	40,732	0

Cash provided by operating activities	(37,996)	(120,639)

INVESTING ACTIVITIES
Capital expenditures	(19,209)	0

Cash used by investing activities	(19,209)	0

FINANCING ACTIVITIES	0	0

NET DECREASE IN CASH	(57,205)	(120,639)

CASH BALANCE BEGINNING OF PERIOD	171,154	316,918

CASH BALANCE END OF PERIOD	$ 113,949	$ 196,279

Supplemental Disclosures of Cash Flow Information:
Interest paid	$ 2,701	$ 568

The accompanying notes are an integral part of these statements

ESTORE OF N.Y., INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2005

NOTE A – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.

Nature of Operations/ Basis of Presentation

            Nature of Operations

ESTORE OF N.Y., INC. (the “Company”), was incorporated on February 7, 2002 in the state of New York.   The Company markets plasma and HD televisions through their website with the registered domain name of DrPlasma.com.

Basis of Presentation

The interim financial statements of the Company as of September 30, 2006 and for the nine months ended September 30, 2006 and 2005, included herein, have been prepared by the Company, without audit, pursuant to the rules and regulations of the SEC. The unaudited interim financial statements include all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation of the results for the interim periods presented. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements. In the opinion of management, the accompanying unaudited statements reflect all adjustments necessary to present fairly the results of its operations and its cash flows for the nine months ended September 30, 2006 and 2005.

2.   Inventories

      Inventories as of September 30, 2006 and December 31, 2005 consist of  plasma and HD televisions.

3.    3.  Cash Equivalents

Investments having an original maturity of 90 days or less that are readily convertible into cash have been included in, and are a significant portion of, the cash and cash equivalents balances.

4.   Property and Equipment

Property and equipment are stated at cost and are depreciated principally on methods and at rates designed to amortize their costs over their estimated useful lives.

ESTORE OF N.Y., INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2005

NOTE A – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING

                    POLICIES (continued)

4.   Property and Equipment (continued)

The estimated service lives of property and equipment are principally as follows:

                              Computer equipment                          3- 7 years

                              Computer software                             2- 7 years

Repairs and maintenance are expensed as incurred. Expenditures that increase the value or productive capacity of assets are capitalized.

5.  Revenue and Cost Recognition

The Company  derives revenues primarily from the sale of merchandise over the internet. Revenue is recognized when products are shipped or services are rendered.

ESTORE OF N.Y., INC.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2005

NOTE A – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING

                    POLICIES (continued)

6. Advertising Cost

Advertising cost is expensed as incurred. Advertising expense aggregated $ 2,022,983 and  $ 1,163,290 for the years ended December 31, 2005 and 2004, respectively. For the nine months ended September 30, 2006 and 2005, the Company’s advertising expense aggregated  $ 1,315,289 and $1,223,040, respectively.

7.  Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimates.

8. Fair Value of Financial Instruments

The carrying value of cash, accounts payable and notes payable approximates fair value because of the immediate or short-term maturity of these financial instruments.

9. Recently Enacted Accounting Standards

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS 123R ‘Share Based Payment,” a revision of SFAS 123, “Accounting for Stock Based Compensation.” This standard requires the Company to measure the cost of employee services received in exchange for equity awards based on grant date fair value of the awards. The Company has adopted SFAS 123R effective January 1, 2006. The standard provides for a prospective application. Under this method, the Company will begin recognizing compensation cost for equity based compensation for all new or modified grants after the date of adoption. At September 30, 2006, the Company had no options outstanding.

ESTORE OF N.Y., INC.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2005

NOTE B - INCOME TAXES

The Company  elected to be taxed as an S-Corporation and under this election the Company’s net income or loss is reportable by the stockholders. Therefore, no provision for income taxes is reflected in the accompanying statements for the years 2005 and 2004. On September 15, 2006, the Company filed for a “C” Corporation and terminated the S-Corporation election. Income tax expense is estimated for the period the Company terminated the election.

NOTE C – COMMON STOCK

On September 27, 2006, the Company filed for “Restated Certificate of Incorporation” under Section 807 of the Business Corporation Law of the State of New York. The amendments authorized by the BCL are as follows:

           To change the number of shares of capital stock that the Corporation is authorized to issue from 200 shares of common stock, without par value, to 50,000,000 shares of common stock, par value $0.001 per share, and also to add 5,000,000 shares of preferred stock, par value $0.001 per share. The number of common stock outstanding for all periods presented was restated to 11,250,000 shares of common stock.

NOTE D - COMMITMENTS AND CONTINGENCIES

     Lease agreement

On October 31, 2003, the Company entered into a lease agreement  for Corporate office facilities located at 1845 Coney Island Ave., in the Borough of Kings, City of New York. The lease term is for a period of five years expiring on October 31, 2008.

     Lease agreement:

                                                                                                                Base Rent

                         Term                                                                                 Monthly

November 1, 2006-October 31, 2007                                                         $ 2,800

November 1, 2007-October 31, 2008                                                         $ 2,884

ESTORE OF N.Y., INC.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2005

NOTE E – SUBSEQUENT EVENTS/RELATED PARTY TRANSACTIONS

On October 2, 2006, the Company entered into a consulting agreement with Global Consulting Enterprises, Inc., a New York corporation. The shareholders of Global Consulting are also shareholders of the Company. For compensation of $48,000 and 3,750,000 shares of common stock, Global shall make recommendations to the Company as to the capital structure of the Company as Global deems necessary or appropriate to effectuate the various financings and other transactions contemplated by the agreement. The term of this agreement commenced in October 2006 and continues until June 1, 2008 unless terminated by both parties. There are no other employment agreements nor related party transactions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification Of Directors & Officers

New York Business Corporation Law, which we refer to as  the "NYBCL," permits a provision in the certificate of incorporation of each corporation organized under the NYBCL eliminating or limiting, with some exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for some breaches of fiduciary duty. Our Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by the NYGCL.NYBCL, in summary, empowers a New York corporation to indemnify, within limits, its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement that they actually and reasonably incur in connection with any suit or proceeding, other than by or on behalf of the corporation, if they acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the corporation and with respect to a criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. With respect to any action by or on behalf of the corporation, NYBCL permits a corporation to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees) they actually and reasonably incur in connection with the defense or settlement of the action or suit, provided that person meets the standard of conduct described in the preceding paragraph. No indemnification is permitted, however, in respect of any claim where that person has been found liable to the corporation, unless the court in which the action or suit was brought approves the indemnification and determines that the person is fairly and reasonably entitled to be indemnified. As permitted by the NYBCL, our bylaws provide that we are required to indemnify our directors and officers, consultants and employees to the fullest extent permitted by the NYGCL, Subject to certain very limited exceptions, we are required to advance expenses, as incurred, in connection with a legal proceeding to the fullest extent permitted by the NYBCL, subject to certain very limited exceptions. The rights conferred in our bylaws are not exclusive. We will obtain directors' and officers' liability insurance. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter as been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Other Expenses of Issuance & Distribution

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Sec Registration Fee	$
Financial Printer to EDGARize and Print Registration Statement		$0
Tranfer Agent Fees, including Printing and Engraving Stock Certificates
Legal Fees and Expense		$10,000
Accounting Fees and Expenses
Miscellaneous
Total	$

*Estimated

 Recent Sales of Unregistered Securities

The following information is given with regard to unregistered securities sold during the preceding three years, to November, 2006, including the dates and amounts of securities sold, the persons to whom we sold the securities, the consideration received in connection with such sales and, if the securities were issued or sold other than for cash, the description of the transaction and the type and amount of consideration received.

  A Rule 506 4(2) private placement offering was completed on November 17, 2006, in which 25 shareholders purchased 12500 shares of the Company’s shares for $2.00 per share for a total of $25000. These shares are being registered in this offering.

  Exhibits

        The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean Estore of N.Y., Inc., a New York corporation.

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation of Estore of N.Y., Inc
3.2	Corporate Bylaws for Estore of N.Y., Inc.
5.1	Legal Opinion of Dieterich & Associates
10.1	Rule 506 Subscription Document
10.2	Consulting Agreement with Global Consulting Enterprises, Inc.
14.1	Code of Ethics of Estore of N.Y., Inc.
23.2	Consent of Estore of N.Y., Inc.’s Auditors

 Undertakings

The undersigned registrant hereby undertakes to:

(1)     File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

        (i) Include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

        (ii) Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) Include any additional or changed material information on the plan of distribution.

(2)     For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)     File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)     For purposes of determining any liability under the Securities Act, treat the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5)     For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of Prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in New York on November 29, 2006.

Estore of N.Y., Inc.

By:  /s/ Eric Khteeb

Eric Khteeb

President and Director

        In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated: